Exhibit 99.1

NEWS RELEASE

Medgenics, Inc. Announces Name Change to Aevi Genomic Medicine, Inc.

PHILADELPHIA, PA, December 15, 2016 -- Medgenics, Inc. (NASDAQ: MDGN) today announced that the company has changed its name to Aevi Genomic Medicine, Inc. Aevi Genomic Medicine (pronounced “AHH-vee”) is a name inspired by the Old Norse language which means “life story” and reflects the Company’s mission of improving the lives of children and adults with pediatric onset life-altering diseases.

“The past year has been a period of transformational change for the company,” said Michael F. Cola, President and Chief Executive Officer of Aevi Genomic Medicine. “The name change reflects the company’s shift in strategy, our new business model and focus on genomic medicine.”

In conjunction with the corporate name change, the company will trade on the NASDAQ Global Market under the new ticker symbol “GNMX”. The new ticker will become effective at the open of the market on December 16, 2016. In addition, the company will have a new website address: www.aevigenomics.com.

About Aevi Genomic Medicine, Inc.

Aevi Genomics Medicine, Inc. is dedicated to unlocking the potential of genomic medicine to translate genetic discoveries into novel therapies. Driven by a commitment to patients with pediatric onset life-altering diseases, the company’s research and development efforts leverages an internal genomics platform and an ongoing collaboration with the Center for Applied Genomics (CAG) at The Children’s Hospital of Philadelphia (CHOP).

Forward-looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and as that term is defined in the Private Securities Litigation Reform Act of 1995, which include all statements other than statements of historical fact, including (without limitation) those regarding the Company’s financial position, its development and business strategy, its product candidates and the plans and objectives of management for future operations. The Company intends that such forward-looking statements be subject to the safe harbors created by such laws. Forward-looking statements are sometimes identified by their use of the terms and phrases such as “estimate,” “project,” “intend,” “forecast,” “anticipate,” “plan,” “planning, “expect,” “believe,” “will,” “will likely,” “should,” “could,” “would,” “may” or the negative of such terms and other comparable terminology. All such forward-looking statements are based on current expectations and are subject to risks and uncertainties. Should any of these risks or uncertainties materialize, or should any of the Company’s assumptions prove incorrect, actual results may differ materially from those included within these forward-looking statements. Accordingly, no undue reliance should be placed on these forward-looking statements, which speak only as of the date made. The Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based. As a result of these factors, the events described in the forward-looking statements contained in this release may not occur.

Contacts:

For Media

Tonic Life Communications

Melissa Maycott

609-636-3939

melissa.maycott@toniclc.com

For Investors

Westwicke Partners

Chris Brinzey

339-970-2843

chris.brinzey@westwicke.com

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